Exhibit 99.1

The following report is excerpted from
THE WALL STREET TRANSCRIPT

COMPANY INTERVIEW

THOMAS SANDGAARD

Zynex, Inc. (zyxi.ob)

Thomas Sandgaard, President and Chief Executive Officer of Zynex, Inc., founded the company in 1996. Over the past 27 years he has held management positions with companies such as ITT, Siemens, GN Danavox, Dataco and Philips. Most of his work has been in the areas of international sales and distribution, technology transfers, mergers and marketing management in the semiconductor, telecommunications, data communications and medical equipment industries. Mr. Sandgaard has a degree in electronics engineering from Denmark’s Odense University of Engineering and an MBA from Copenhagen Business School.

SECTOR — MEDICAL DEVICES
(AND610) TWST: Would we please start with a brief overview of the history and evolution of Zynex Incorporated?

Mr. Sandgaard: Zynex started its business back in 1996 as a wholesaler of medical devices and has slowly grown its business to also manufacture its own line of products, and now employs its own sales force instead of selling through distributors. In 2002 we got to about $1 million in annual revenue. And being in the healthcare industry with typically very slow payments, there were a lot of a road bumps that were very difficult to get over. In late 2003, we finally found the solution in form of a reverse merger to go public and a subsequent investment to fuel the further growth of the company. So since early 2004, we’ve been publicly traded and we have grown from about $1 million in annual revenue back then to this point, where we have an annual run rate of $16 million or more this year, based on net revenue for the first half of the year. And we are highly profitable
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TWST: As you look at the market as a whole right now, what type of growth potential do you see? How do you perceive the position that Zynex holds right now?

Mr. Sandgaard: In the main market we are in — electrotherapy products for pain relief — we hold approximately 4% market share and obviously see that we have a huge potential for growth with only two major competitors. We also have other products, including the NeuroMove for stroke rehabilitation that long term could become one of our main products. We hope to gain a substantial market share in the market for pain relief in the near term, and that’s where we expect most or all of our growth to come from. Again, that’s short term. With our recent CE marking, we have started sales in Europe with distributors that already have a presence in this market.

TWST: What are your products? And as far your products go, what gives you the edge over the other players in electrotherapy?

Mr. Sandgaard: Our products in electrotherapy — TENS devices, interferential and muscle stim devices — are mostly used for pain relief and helping patients recover from surgery. Those products are modern digital technology, offer a lot of programming flexibility and, most importantly, they have a lot of safety features for patient comfort. So we believe we have some of the better-quality products in the industry. But I would say that the relationships between our sales reps and the physicians that are prescribing the units are probably equally as important in terms of gaining market share as the actual product itself.

TWST: Would you please talk about your proprietary technology platform?

Mr. Sandgaard: Our NeuroMove device that’s used for stroke and spinal cord injury rehab is incredibly sensitive in its ability to pick up attempts from the patient’s brain to try to move the muscles. And our product will use those attempts, even just thinking about it if — even if you are not a stroke survivor — just thinking about it, you can actually trigger a movement using this device. So it’s a very unique technology that uses a very sensitive measuring technology to help a patient realize when he was putting in a good attempt to try to move, and that’s a learning process also referred to as “neuroplasticity.” Obviously, it is extremely powerful when you experience that you could actually see the movement as a result of your own attempt, and as a patient you couldn’t do that before. So that relearning process is extremely important in the brain’s ability to rewire itself.

WST: Do any other companies take the same approach to electrotherapy? If so, how far along are they?

Mr. Sandgaard: Yes, there are a couple of other companies. And in terms of the stimulation technology that is used for pain relief, they are pretty well advanced just as we are, and some of them have even been in the industry for longer than Zynex. But in terms of the stroke rehab technology, we’re pretty much alone at that.

WST: Where do you see the biggest opportunities for Zynex as you look forward, as you look ahead?

Mr. Sandgaard: Short term, we expect to see an increased market share, and therefore increased revenues and profit in the pain management market. And we see stroke rehabilitation and spinal cord injury rehabilitation as some of the markets that are going to bring additional revenue to the company into maybe three, five or even 10 years out, and take Zynex to the next level. We could also consider acquiring other technologies or other companies not too far in the future. We continue to have a strong interest in getting listed on NYSE/AMEX.

TWST: Are there any bright or negative spots on regulatory issues that you like to comment on?

Mr. Sandgaard: We recently completed our first FDA audit that we thought went well. We also not too long ago had our products CE-marked, which also entails that we went through an ISO 13485 certification.

TWST: Recently the company reported some very impressive results for the second quarter — revenue increased 43%. Do you expect a continuation of that?

Mr. Sandgaard: Yes, we’re currently in a mode where we believe we can continue the kind of growth that we have right now and still remain profitable.

TWST: As you look ahead over the next two to three years, what do you think is a realistic projection of the rate of gain in sales and earnings?

Mr. Sandgaard: We are hoping to continue to grow revenues in the neighborhood of 50% a year.

TWST: Would you like to expand on that?

Mr. Sandgaard: The past four years we have grown nearly 10 times, from $1.3 million to $11.7 million in 2008, and have maintained a profitable position. With the potential for adding more sales reps and perhaps some additions to our product line, it seems that we can continue significant growth for the next few years before our share of the market becomes a limiting factor. Operations are cash flow-positive, and we have an infrastructure in place to accommodate that kind of growth. We have had issues growing so fast the past four years, but that’s only to be expected in my opinion.

TWST: Are there any specific benchmarks that you would like investors to keep an eye on to measure the company’s success going forward?

Mr. Sandgaard: The measure of the company’s success, to a large extent, is the growth in revenue. We expect to be able to keep our profit margins at the same high levels. So as the top line grows, we should be able to see the same portion of it go to the bottom line.

TWST: Aside from perhaps the general economy, what keeps you nervous? Are there any risks or potential problems that keep you up at night?

Mr. Sandgaard: We have managed to adjust operations, as we have grown from $1 million in 2004 to 10 times that last year. This has obviously not been a painless transition, but at this point we find that growth in order intake, our line of credit, infrastructure, the acceptance of our products in the market as well as our manufacturing experience are all factors that make me very comfortable about Zynex in the near term. As to the proposed health care reform, we actually don’t see that would have a negative impact on our business with the information currently available. No, we don’t really see anything at this point as a major threat to our growth and our profitability.

TWST: Please introduce us to the members of your board who were added last year.

Mr. Sandgaard: We added two members to Zynex’s board of directors in the fall of 2008, primarily due to the requirements of having independent directors on our audit committee as required when we applied for a listing on the AMEX (now NYSE/ AMEX). Both members, Taylor Simonton and Mary Beth Vitale, have a very extensive background on the boards of other public companies and, in particular, a very relevant background on audit committees. They also both hold executive positions on the Colorado chapter of the National Association of Corporate Directors (NACD). They have already proven to be very helpful.

TWST: On the management side, do you feel that you have the players in place to keep the company moving the way you like it to?

Mr. Sandgaard: We expect that managing should be able to lift the company fairly into the next two years of growth — yes, say two to three years of growth. The management of our sales force, our insurance billing and production are all important areas to our infrastructure.

TWST: As CEO, where do you focus your attention?

Mr. Sandgaard: Running operations, planning the future and obviously on investor relations. I’m focusing on making sure that all the pieces are in place for the operations, and being ready to deal with the orders and revenues that we expect to see in 2010 and 2011. So that’s what I’m focusing on, making sure that we have those pieces and those players in place for that growth. It is my hope that these efforts, as well as communicating with investors, will make the stock appreciate accordingly.

TWST: On that note, do you have a set of core beliefs that you use to develop the company’s goals and policy?

Mr. Sandgaard: Cash flow is obviously extremely important to us. It’s a very capital-intensive industry we’re in, since our payments primarily come from health insurance companies and our growth is therefore limited to the cash we are bringing in on any given day from orders that we’ve received many months ago. Therefore it’s imperative that our current cash inflow as well as the availability we have in our line of credit can fund today’s expenses, mostly associated with the addition of new sales reps, building more products and having the infrastructure in place to deal with those orders. So my focus is at all times to make sure we grow and continue to create shareholder value, but also to make sure that we grow with a profit and positive cash flow, and therefore simply limit how many sales reps we add in any given months. That’s how simple the philosophy currently is.

TWST: What would you suggest a long-term investor focus on when sitting down with your financial report?

Mr. Sandgaard: A long-term investor should obviously focus on our continued profitability, and trust that we can continue to grow the top line and keep our SG&A under control, so that over time an even bigger portion of our net revenue will drop to the bottom line. And that should be the driving factor for creating near-term shareholder value. Our current business model is unique in that we  have a stability factor built in with a high portion of our revenue being recurring rental and supplies revenue from past orders, while patients are still being treated with our devices. The long-term investor should also be looking at the strategic options, the increase in revenue, cash flow, net profit and hopefully a stock price that is improving will give us our ability to afford significant new product development, enter new markets, and acquire technologies or other companies that continue to increase as we grow.

TWST: Is it cash or capital limitation, as you look at the opportunities ahead of you?

Mr. Sandgaard: Theoretically, capital is a limitation for the amount of growth we can post. On the other hand, it is difficult to exceed growth of 50% every year for a couple of years without incurring significant organizational and infrastructure problems. So therefore I’m comfortable with the growth rate we’re producing right now. And therefore, in that limited space, you could say that capital is not really a limiting factor for us because we would not be able to grow any faster anyway even if we had access to more capital. The only thing that could come into play would be if we were to consider acquisitions or other types of M&A games, where outside capital might be needed.

TWST: What role do mergers and acquisitions play in the overall growth formula as you look ahead?

Mr. Sandgaard: If the right opportunity presents itself, it’s obviously something that we would consider. But we don’t have any specific plans at this point in time.

TWST: Is there anything that investors should understand about profitability with this company, particularly since you do have growth strategies in place?

Mr. Sandgaard: Profitability comes down to obviously our performance in terms of billing for the monthly rentals and the monthly supplies that we send out to patients. I think it’s important that investors understand that a very large part of our revenue is recurring revenue; so like the razor blade business or the inkjet business, we have a lot of revenue ahead of us after we get the order, which is not booked until the actual rental charge or the supplies are actually shipped to the patient. Our gross profit margin is obviously a very important parameter, typically in the 80% to 90% range. And simply the fact that we hold such a small market share yet with a limited number of competitors makes it a fairly simple growth scenario.

TWST: Do you feel the stock is being fairly valued?

Mr. Sandgaard: Currently, my personal opinion on it is that with the kind of profitability we keep posting and as a growth company, I’m hoping that in the longer run that investors will eventually reward us with a higher stock price or, I should say, a higher multiple on our earnings.

TWST: Regarding the investment community, are there any misperceptions, any misunderstandings? Do they understand the company story very well?

Mr. Sandgaard: Oftentimes, it’s a complex story to tell when you start talking about all the recurring revenue, about the revenue we have not posted yet from past orders but that will be posted in future quarters. That makes our story a little more complex than many other companies. It’s also sometimes a complex story to explain the process of billing health insurance companies and what it takes to eventually get paid.

TWST: Please give us an idea of the agenda for the next 12 to 24 months. What specific accomplishments will make that time frame a success for Zynex?

Mr. Sandgaard: It is important to us to continue growth at the current growth rate and thereby leverage the value of the products we have developed, our experienced sales force and our knowhow in terms of dealing with health insurance companies. I would like to continue to post the same amount of return on sales that we currently do. That would be an important benchmark to us. So as the revenue goes up, so should the bottom line increase at least at the same rate. So that’s what we’re shooting for in that timeframe.

TWST: In summary, what are the two or three best reasons you would give to a long-term investor, individual or institutional, to invest in Zynex today?

Mr. Sandgaard: One is that we still have a lot of potential to grow in what I would call a recession-proof market for medical devices. The other one is our gross profit margins, which are very healthy. And then the fact that we have the recurring revenue on supplies and monthly rentals, which provides some stability. So those are the three main reasons.

TWST: Thank you. (KL)

THOMAS SANDGAARD
President & CEO
Zynex, Inc.
8022 Southpark Circle
Suite 100
Littleton, CO 80120
(303) 703-4906
(800) 495-6695 — FAX
www.zynexmed.com